Exhibit 99.1

ARD Finance Announces Intention to Terminate SEC Reporting Obligations

LUXEMBOURG, January 10, 2020 -- ARD Finance S.A. (“ARD Finance”), a holding company of Ardagh Group S.A. (NYSE: ARD), announced that it will today voluntarily file a Form 15F with the United States Securities and Exchange Commission (the “SEC”) to terminate its SEC reporting obligations under section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as a result of the redemption in full of its previously outstanding, SEC-registered 6.625% / 7.375% Senior Secured Toggle Notes due 2023 and 7.125% / 7.875% Senior Secured Toggle Notes due 2023.

Subject to any objection from the SEC, the termination will be effective 90 days after the filing of the Form 15F with the SEC, or within such shorter period as the SEC may determine. Upon the filing of the Form 15F, ARD Finance’s reporting obligations under the Exchange Act will be immediately suspended pursuant to the rules of the SEC.

ARD Finance owns approximately 92% of Ardagh Group S.A. The NYSE listing and SEC reporting obligations of Ardagh Group S.A. are unaffected by ARD Finance’s Form 15F filing.

About Ardagh Group S.A.

Ardagh Group S.A. is a global supplier of infinitely recyclable metal and glass packaging for the world’s leading brands. Ardagh operates more than 50 metal and glass production facilities in 12 countries across three continents, employing over 16,000 people, with sales of $7bn.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act and Section 21E of the U.S. Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Media
Pat Walsh, Murray Consultants
+1 646 776 5918 / +353 87 2269345
pwalsh@murraygroup.ie

Investors
john.sheehan@ardholdings-sa.com